Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our reports dated August 7, 2014 with respect to the financial statements of Auctane LLC dba ShipStation as of and for the year ending December 31, 2013 and as of and for the three month period ended March 31, 2014 included in this Form 8-K/A of Stamps.com Inc.

/s/ PMB Helin Donovan, LLP

Austin, Texas
August 26, 2014